UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

(AMENDMENT NO. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Under § 240.14a-12

ESCALADE, INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

ESCALADE, INCORPORATED

Notice of Annual Stockholders’ Meeting

April 26, 2022

8:00 a.m. Central Daylight Savings Time

Dear Stockholder:

You are cordially invited to attend our 2022 Annual Stockholders’ Meeting, which will be held at 8:00 a.m. Central Daylight Savings Time on Tuesday, April 26, 2022 at the principal executive offices of Escalade, Incorporated located at 817 Maxwell Avenue, Evansville, Indiana 47711.

We are holding the annual meeting for the following purposes:

1.	To elect to the Board six (6) directors as set forth herein;

2.	To ratify the appointment of BKD, LLP as our independent registered public accounting firm for 2022;

3.	To approve, by non-binding vote, the compensation of the Company’s named executive officers; and

4.	To transact such other business that may properly come before the meeting or any adjournment thereof.

These items are fully described in the proxy statement, which is part of this notice. The proxy materials will be mailed to stockholders on or about March 25, 2022. We have not received notice of other matters that may be properly presented at the annual meeting.

To ensure that your vote is promptly recorded, please vote as soon as possible, even if you plan to attend the meeting in person. Please sign, mark and return the Proxy enclosed with this Notice at your earliest convenience.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2022 ANNUAL STOCKHOLDERS’ MEETING TO BE HELD ON TUESDAY, APRIL 26, 2022.

The Company’s Notice of Annual Stockholders’ Meeting, Proxy Statement for the 2022 Annual Stockholders’ Meeting and Annual Report on Form 10-K is available at www.escaladeinc.com.

By order of the Board of Directors

Stephen R. Wawrin

VP Finance, CFO & Secretary

Evansville, Indiana	March 25, 2022

PROXY STATEMENT

The Board of Directors of Escalade, Incorporated (hereinafter referred to as "Escalade" or the "Company"), headquartered at 817 Maxwell Avenue, Evansville, Indiana 47711 Ph: (812) 467-1358, is soliciting proxies, the form of which is enclosed, for the Annual Meeting of Stockholders to be held on Tuesday, April 26, 2022 at 8:00 a.m. Central Daylight Savings Time. Each of the 13,493,332 shares of common stock outstanding on February 25, 2022 is entitled to one vote on all matters acted upon at the meeting and only stockholders of record on the books of the Company at the close of business on February 25, 2022 will be entitled to vote at the meeting, either in person or by proxy.

The shares represented by all properly executed proxies received by the Company will be voted as designated and each not designated will be voted affirmatively “For” the election of directors and Items 2 and 3. Unless discretionary authority is withheld, all other matters coming before the meeting will be voted according to the best judgment of the proxies. Any proxy given by a stockholder of record may be revoked at any time before it is voted, by written notice to the Company’s Secretary, by execution of a later dated proxy, or by a personal vote at the Annual Meeting. This proxy statement is being mailed to stockholders on or about March 25, 2022.

The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally by mail, but may also be solicited by directors, officers, and other regular employees of the Company, who will receive no compensation in addition to their regular salaries. Bankers and others who hold stock in trust will be asked to send proxy materials to the beneficial owners of the stock, and the Company may reimburse them for their expenses.

The holders of a majority of the Company’s outstanding common stock must be present or represented by proxy at the Annual Meeting to constitute a quorum. The six (6) nominees receiving the greatest number of votes cast at the Annual Meeting upon the presence of a quorum will be elected as directors. A properly executed proxy marked “Withhold Authority to Vote” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum present at the Annual Meeting. The persons named as proxies in the enclosed proxy will vote for the election of the nominees named below unless authority to vote is withheld. For each other item presented at the Annual Meeting, the affirmative vote of the holders of a majority of the Company’s shares present or represented by proxy at the Annual Meeting and entitled to vote on the item will be required for approval. A properly executed proxy marked “Abstain” with respect to any such matter will be counted for purposes of determining whether there is a quorum present at the Annual Meeting and will have the effect of a negative vote.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will be counted in determining whether there is a quorum, but will not be counted as present for purposes of voting on such matters and will have no effect on the outcome.

The Annual Report of the Company for its fiscal year 2021 is being mailed to you with this proxy statement, but such Annual Report, which includes the Company’s Form 10-K for the Company’s 2021 fiscal year and related financial statements, are not a part of this proxy statement.

CERTAIN BENEFICIAL OWNERS

Under Rule 13(d) of the Securities Exchange Act of 1934, a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security. Such beneficial owner under this definition need not enjoy the economic benefit of such securities. The following table sets forth certain information as of February 25, 2022 regarding beneficial ownership of the Company's common stock by its directors, nominees for director, current executive officers, named executive officers (as defined under “Compensation Philosophy”), and by each person or group of affiliated persons known by us to own beneficially more than 5% of our outstanding common stock. The percentage of beneficial ownership is based on 13,493,332 shares outstanding on February 25, 2022. In preparing the following table, we relied upon statements filed with the SEC by beneficial owners of more than 5% of the outstanding shares of our common stock pursuant to Section 13(d) or 13(g) of the Exchange Act.

Name and Address Of Beneficial Owner (1)	Number of Common Shares Beneficially Owned	Percentage Of Class

Walter P. Glazer, Jr. Chairman of the Board & Chief Executive Officer & President	294,463 (2)	2.18% (2)

Stephen R. Wawrin Vice-President Finance & Chief Financial Officer	35,866 (3)	0.27% (3)

Patrick J. Griffin Director & Vice-President Corporate Development & Investor Relations	1,859,608 (4)	13.78% (4)

Edward E. Williams Director	433,472 (5)	3.21% (5)

Richard F. Baalmann, Jr. Director	105,172 (6)	0.78% (6)

Katherine F. Franklin Director	10,357 (7)	0.08% (7)

Anita Sehgal Nominee for Director	0	0%

Scott J. Sincerbeaux Former President & Chief Executive Officer	26,890 (8)	0.20% (8)

All Directors and Executive Officers as a Group (8 Individuals)	2,765,828	20.45%

Other 5% Stockholders

Robert E. Griffin	2,258,249 (9)	16.74% (9)

The Guagenti Family Limited Partnership and Charmenz Guagenti 2641 N. Cullen Avenue Evansville, Indiana 47715	1,007,843 (10)	7.47% (10)

(1)	Except as otherwise noted, the address of each beneficial owner listed in the table is c/o Escalade, Incorporated, at 817 Maxwell Avenue, Evansville, Indiana 47711.
(2)

Includes 281,797 shares held by Mr. Glazer directly and 8,500 shares owned by Mr. Glazer’s spouse. Included in Mr. Glazer’s total are 4,166 restricted stock units that vested in full on March 4, 2022. Mr. Glazer also has 55,819 restricted stock units that have not vested and are not included in this total.

(3)	Includes 10,866 restricted stock units that vested in full on or before March 8, 2022. Mr. Wawrin also has 5,731 restricted stock units that have not vested and are not included in this total.
(4)

Includes 1,326,736 shares held by a Family Limited Partnership, also reported in the ownership of Robert Griffin, and 2,000 shares held by Patrick Griffin’s adult son. Also included in Patrick Griffin’s total are 4,699 restricted stock units that vested in full on or before March 8, 2022. Patrick Griffin also has 3,064 restricted stock units that have not vested and are not included in this total.

(5)

Includes 289,487 shares owned by KPW Family Limited Partnership, of which Mr. Williams is one of three partners. Mr. Williams disclaims beneficial ownership of these shares. Included in Mr. Williams’s total are 4,166 restricted stock units that vested in full on March 4, 2022. Mr. Williams also has 1,667 restricted stock units that have not vested and are not included in this total.

(6)

Included in Mr. Baalmann’s total are 4,166 restricted stock units that vested in full on March 4, 2022. Mr. Baalmann also has 1,667 restricted stock units that have not vested and are not included in this total.

(7)

Included in Ms. Franklin’s total are 1,666 restricted stock units that vested in full on March 4, 2022. Ms. Franklin also has 3,092 restricted stock units that have not vested and are not included in this total.

(8)	Based upon the most recent Form 4 filed by Mr. Sincerbeaux on March 8, 2021.
(9)

Includes 631,513 shares held by Robert Griffin directly, 1,326,736 shares held by a Family Limited Partnership and 300,000 shares owned by Robert Griffin’s spouse. The shares in the Family Limited Partnership are also reported in the ownership of Patrick Griffin.

(10)

Includes 29,287 shares owned by Mrs. Guagenti directly, in her directed IRA, or as Trustee or as beneficiary. The Guagenti Family Limited Partnership owns 978,556 shares. Charmenz Guagenti owns 372,830 of those shares by virtue of her partnership interests therein and she is a managing member of the partnership.

ITEM NO. 1

ELECTION OF DIRECTORS

The Board of Directors currently has five members and the Board has voted to increase the size of the Board to six members. The nominees presented for election include current directors, Richard Baalmann, Jr., Patrick Griffin, Edward Williams, Walter Glazer, Jr., and Katherine F. Franklin and new nominee, Anita Sehgal. Each individual elected as a director at the 2022 Annual Meeting will serve a one year term, expiring at the 2023 Annual Meeting or until their successors are elected and qualified. The Board of Directors unanimously recommends that Messrs. Baalmann, Griffin, Williams, and Glazer, Ms. Franklin, and Ms. Sehgal be elected as directors.

Director candidates are nominated by the independent members of the Board of Directors who serve on the recently formed Nominating and Corporate Governance Committee. The Board has determined that a potential candidate to be nominated to serve as a director should have the following primary attributes: high achievement expectations with regard to increasing stockholder value; uncompromising position on maintaining ethics; conservative attitude towards financial accounting and disclosure; and should be a stockholder of the Company to bring the perspective of a stockholder to the Board. The Board believes that the composition of the Board as a whole should reflect broad and diversified business experience with significant financial expertise and knowledge of the Company’s culture. In addition, Board composition should include members with significant understanding of consumer product sales, marketing, e-commerce, operational and manufacturing experience, public company and/or C-Suite knowledge, investment banking, accounting and finance, legal, compliance and risk management acumen.

The Board further believes that gender, age, race, and ethnic diversity can enhance the overall perspectives of the Board and of management and can provide additional insights into the needs and desires of our shareholders and customers. Personal attributes, including personality, interest, values and alignment with the Company’s culture, also are important considerations in establishing a dynamic board of directors who can effectively provide strategic oversight and successful execution of the Company’s objectives.

In designing and evaluating the composition of the Board when adding or replacing directors, the Board and the Nominating and Corporate Governance Committee consider all of these diverse factors and seek to fill gaps in the mix of priorities, insights and competencies necessary to construct a high quality, effective board of directors. In 2020, the Board adopted a board diversity policy which provides that the initial list of candidates from which new management supported director nominees are chosen by the Board and/or the Nominating and Corporate Governance Committee, shall include, but need not be limited to, qualified women and minority candidates. The policy also provides that the Board and/or the Nominating and Corporate Governance Committee will request any third party search firm engaged to assist in preparing such an initial list of potential director nominees to likewise include such candidates. The Board and the Nominating and Corporate Governance Committee adhered to the board diversity policy in their process of determining to nominate Ms. Sehgal for election to the Board at the Annual Meeting.

In conjunction with determining the director nominees for election at the 2022 Annual Meeting, neither the Board nor the Nominating and Corporate Governance Committee deemed it necessary to engage a third party search firm to assist in identifying suitable candidates. No fees were paid to any such search firm in connection with the nominees for directors named in this proxy statement. Although the Board and the Nominating and Corporate Governance Committee currently believe that the existing Board members and executive management of the Company have various networks of business contacts from which potential candidates can be identified, the Nominating and Corporate Governance Committee intends to explore additional ways to identify diverse candidates in the future if necessary, including the possible engagement of a third party search firm. Upon the Nominating and Corporate Governance Committee narrowing the pool of prospective qualified candidates to fill any openings or new positions on the Board, as many members of the Board as feasible will meet with such candidates to explore the ways in which such candidates can add value to the Board, to the Company, and to the Company’s shareholders and customers. The Board as a whole subsequently will evaluate the candidates using the criteria and principles outlined above. The Nominating and Corporate Governance Committee then will make the final determination of whether or not to nominate a candidate.

Under the Company’s Bylaws, director nominations may be brought at an annual meeting of stockholders only by or at the direction of the Board of Directors or by a stockholder entitled to vote who has submitted a nomination in accordance with the requirements of the Company’s Bylaws as in effect from time to time. To be timely under the Bylaws as now in effect, a stockholder notice must be delivered to the Company’s Secretary at the principal executive offices in Evansville, Indiana not less than ninety (90) days prior to the first anniversary of the preceding year’s annual meeting of stockholders. Under this provision, nominations for this year’s Annual Meeting were due by January 30, 2022. The Company has received no nominations for this Annual Meeting.

Information with respect to each of the nominees, each of whom is a current director standing for re-election except for Ms. Sehgal, is set forth as follows:

Richard F. Baalmann, Jr.

Nominee, Age 62, Director since 2006

Business Experience: President of Bramm Inc., and related companies which operate ACE Hardware stores in the St. Louis, Missouri area (since 1988).

Qualifications Relative to Service on the Company’s Board: Our Board concluded that Mr. Baalmann is qualified to serve as a board member because of his 30+ year career in retail marketing and his experience having served on the Board of Ace Hardware Corporation where he acted as Chairman of the Audit and Supply Committees. During 1999-2008, Mr. Baalmann also served on the Nominating and Corporate Governance, Executive and Compensation Committees for Ace Hardware Corporation, where he has gained experience in GAAP and SEC compliance compensation policies and company strategic planning. He is considered an audit committee financial expert under SEC rules. Mr. Baalmann serves on the Company’s Compensation Committee and Nominating and Corporate Governance Committee and also serves as Chairman of the Company’s Audit Committee.

Katherine F. Franklin

Nominee, Age 53, Director since 2020

Business Experience: President, Franchise Development of Lightstorm Entertainment, Inc., a motion picture production company founded by Academy Award winners, director James Cameron and producer Jon Landau (since June 2011). Principal, Fox Franklin Consulting (2010-2011). Vice President, Global Studio Franchise Development, Disney Consumer Products (2006-2009). Various management roles with The Walt Disney Company (1998-2006). Project Manager/Associate Creative Director, The Jack Morton Company (1997).

Qualifications Relative to Service on the Company’s Board: Our Board concluded that Ms. Franklin is qualified to serve as a board member because of her extensive experience in strategic planning for brand and product development, in leading cross-platform marketing of merchandise, games, food, beverages, and other retail products, in establishing digital and social media presence targeted to family audiences, and developing licensing and other long-term relationships with business partners. Her roles with Lightstorm Entertainment include overseeing global brand strategy and management for the Avatar movie franchise. Ms. Franklin brings a wide range of leadership, marketing, public relations, and creative skills and insights to our Board. Ms. Franklin has an A.B. degree from Princeton University and a Master’s degree from Columbia University. Ms. Franklin serves on the Company’s Audit Committee and Compensation Committee and also serves as Chairman of the Company’s Nominating and Corporate Governance Committee.

Walter P. Glazer, Jr

Nominee, Age 63, Director since 2015

Business Experience: Chief Executive Officer and President (since January 2022). Interim Chief Executive Officer and President (February 2021 – December 2021). Founder and Chief Executive Officer of Speedball Art Products Company, a manufacturer and worldwide distributor of fine art materials (1997-2021). Senior Vice President, Equity Research Group at Wheat First Securities (1996-1997). Equity Securities Analyst and Director of Research, J.J.B. Hilliard, W.L. Lyons (1986-1995). Property/Casualty Underwriter and Marketing Representative, Crum & Forster (1981-1984).

Qualifications Relative to Service on the Company’s Board: Our Board concluded that Mr. Glazer is qualified to serve as a board member because of his background in securities analysis and his senior management experience in with manufacturing, consumer products sales and marketing, strategic planning, and capital allocation. Mr. Glazer has an MBA from the Darden School of Business, University of Virginia, a BBA in Risk Management from the University of Georgia, and is a Chartered Financial Analyst. Mr. Glazer is considered an audit committee expert under SEC rules. He currently serves as Chairman of the Company’s Board of Directors.

Patrick J. Griffin

Nominee, Age 52, Director since 2009

Business Experience: Vice President, Corporate Development and Investor Relations for Escalade, Incorporated, since August 2012. Previously served as President of Martin Yale Group (2009- 2012), Vice President Sales and Marketing, Martin Yale International (2007-2009) and successive product management roles at Escalade Sports (2002-2006). Director of Strategic Services for Edmondson/Quest (2000-2002). Director of Business Development for, Webcentric, Inc. and successively Network Commerce (1999-2000). Strategic Planning Associate for Koch Industries, Inc. (1998-1999). International marketing roles with PT Caraka Yasa in Jakarta, Indonesia (1997), Escalade Sports (1993-1995), and the United States Foreign Commercial Service in Singapore (1992-1993).

Qualifications Relative to Service on the Company’s Board: Our Board concluded that Mr. Griffin is qualified to serve as a board member because of his history with the Company, his previous position as President of Martin Yale Group and his experience in product management, corporate development, investor relations and strategic planning. Mr. Griffin also holds a Master’s in Business Administration from the University of Michigan at Ann Arbor. Mr. Griffin’s board experience since 2007 included Stiga Sports AB, a Swedish sporting goods company and former 50% owned Escalade joint venture, through May 2018, Escalade International, Ltd. from 2007 through 2013 and Neoteric Industries, Inc. from 2009 through 2017.

Edward E. Williams

Nominee, Age 61, Director since 2004

Business Experience: Founder and President of Ballast Tools, Incorporated, a manufacturer of railway track maintenance equipment with locations in U.S. and Canada with worldwide distribution (since 1985). Vice President of Good Earth Tools, Inc., a specialty manufacturer of tungsten carbide protected wear parts located in Crystal City, Missouri (since 1984). Founder and President of Ever Extruder, LLC, a manufacturer and distributor of high production food processing equipment (since 2007).

Qualifications Relative to Service on the Company’s Board: Our Board concluded that Mr. Williams is qualified to serve as a board member because of his experience in entrepreneurial management, specifically in the manufacturing industry. In addition, Mr. Williams’ family owned one of the predecessor companies of Escalade, Incorporated, and Mr. Williams has a strong knowledge of the Company’s history. Mr. Williams brings a broad range of management, manufacturing, and sales skills to our Board. During his tenure on the Board, Mr. Williams has gained a good working knowledge of the Company that provides efficiency and continuity to our Board. He is considered an audit committee financial expert under SEC rules. Mr. Williams serves on the Company’s Audit Committee and Nominating and Corporate Governance Committee and also serves as Chairman of the Company’s Compensation Committee.

Anita Sehgal

Nominee, Age 49

Business Experience: Senior Vice President, Marketing & Communications, Houston Astros, LLC, a Major League Baseball franchise (since 2015). Prior to joining the Houston Astros organization, Ms. Sehgal developed extensive experience in various strategic marketing functions with several entities, including as: Senior Vice President, Marketing & Advertising, Academy + Outdoors, Inc., one of the USA’s largest retailers of sporting goods and outdoors equipment and gear (2009-2014); Director, Customer Experience (Future Shop), Best Buy Canada, a retailer of various consumer electronics, mobile communications devices, appliances, entertainment products and related services (2004-2009); Director, Marketing, Forzani Group Ltd., a large Canadian sporting goods retailer (2000-2004); and various marketing roles prior thereto with Critical Mass, Inc., a digital marketing agency, Canadian Airlines International Ltd., a Canadian airline, BC Tel, a British Columbia telephone company, SaskTel, a Saskatchewan telecommunications firm, and Bi-Rite Drugs Ltd., a Canadian retail pharmacy chain. Since 2014, Ms. Sehgal also has been Principal and Chief Strategy Officer and owner of Sasgur Solutions, LLC, a marketing consulting agency, but has served passively since 2015. Beginning July 2021, Ms. Sehgal joined the board of directors of Reitman’s Canada Ltd., a publicly traded Canadian retailing company specializing in women’s clothing. She also currently serves as a member of the boards of directors of TDECU (Texas Dow Employees Credit Union) since 2015 and of the Boys & Girls Clubs of America (Greater Houston Chapter) since 2012 and as a board member for WISE (Women in Sports and Entertainment) since 2017.

Qualifications Relative to Service on the Company’s Board: Our Board concluded that Ms. Sehgal is qualified to serve as a board member because of her extensive experience in strategic planning, marketing, advertising and communications for a variety of retail industries, particularly in sporting goods. She has provided executive leadership in planning and executing upon strategic plans, including brand development, digital and content marketing, ecommerce business, customer loyalty, public relations, and relationships with business partners. Ms. Sehgal also brings relevant expertise to our Board from her previous board experiences, particularly her service as Chair of TDECU’s Governance and Nominating Committee, as Executive Committee member and Chair of the Boys & Girls Club Diversity Equity & Inclusion Committee, and as a member of Reitman’s Canada’s Strategic Planning Committee, and HR Compensation and Governance Committee. Ms. Sehgal has a Bachelor’s degree in Business Administration with specialization in Marketing & Human Resources from the University of Regina, in Saskatchewan, Canada. She also completed the Executive Leadership Institute week long program at Dartmouth College.

While there is no reason to believe that any of the persons nominated will, prior to the date of the meeting, refuse or be unable to accept the nomination, should any person nominated so refuse or become unable to accept, it is the intention of the persons named in the proxy to vote for such other person or persons as the directors recommend.

The Board does not have a formal policy regarding director attendance at the Annual Meeting. Typically, the Board holds its annual organizational meeting directly following the Annual Meeting, which results in most directors being able to attend the Annual Meeting. All directors attended the 2021 Annual Meeting in person.

With the exceptions of Messrs. Walter Glazer and Patrick Griffin, who are executive officers of the Company, the Board has determined that all of the above named nominees meet the independence standards of Rule 5605(a)(2) of the National Association of Securities Dealers listing standards.

The Board of Directors unanimously recommends that you vote “FOR” Proposal 1 relating to the election of directors.

ITEM NO. 2

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors proposes and recommends that the stockholders approve the selection by the Committee of BKD, LLP to serve as the Company’s independent registered public accounting firm for the Company for the Company’s fiscal year 2022. Action by the stockholders is not required by law in the appointment of an independent registered public accounting firm, but their appointment is submitted by the Audit Committee of the Board of Directors in order to give the stockholders a voice in the designation of auditors. If the proposal approving BKD, LLP as the Company's independent registered public accounting firm is rejected by the stockholders, then the Committee will reconsider its choice of independent auditors. Even if the proposal is approved, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Ratification of the appointment of BKD, LLP as our independent registered public accounting firm for 2022 requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. If you are a street name stockholder and do not vote your shares, your bank, broker or other nominee can vote your shares at its discretion on the proposal to ratify the appointment of the independent registered public accounting firm.

The Audit Committee of the Board of Directors unanimously recommends that you vote “FOR” Proposal 2 relating to the ratification of the appointment of the independent registered public accounting firm.

ITEM NO. 3

NON-BINDING VOTE ON COMPENSATION

OF NAMED EXECUTIVE OFFICERS

(SAY-ON-PAY)

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company’s stockholders are entitled to vote at the Annual Meeting to approve the compensation of the Company’s named executive officers, commonly known as a “Say on Pay” proposal. The stockholder vote on executive compensation is an advisory vote only, and it is not binding on the Company or the Company’s Board of Directors or the Compensation Committee of the Board.

Although the vote is non-binding, the Company’s Board of Directors and the Compensation Committee of the Board value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions affecting the Company’s named executive officers.

The primary goal of our executive compensation program is the same as our goal for operating the company – to maximize corporate performance and thereby create value for our stockholders. To achieve this goal we have designed an executive compensation program based on the following principles:

●	Paying for performance – A significant portion of each named executive’s potential cash compensation is made subject to achieving business performance measures.

●

Alignment with the interests of stockholders – Equity awards align our named executives’ financial interests with those of our stockholders by providing value to our executives if the market price of our stock increases.

●	Attracting and retaining top talent – The compensation of our executives must be competitive so that we may attract and retain talented and experienced executives in our industry.

For a detailed description of our executive compensation policies and programs, see “Compensation Discussion and Analysis”.

The Company’s stockholders are being asked to approve, by non-binding vote, the following resolution at the Annual Meeting of Stockholders:

Resolved, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby approved.

This vote is not intended to address any specific item of compensation, but rather the overall compensation that is paid to our named executive officers resulting from our compensation objectives, policies and practices as described in this proxy statement.

The Board of Directors unanimously recommends that you vote “FOR” Proposal 3 relating to the non-binding vote on compensation of named executive officers.

BOARD OF DIRECTORS, ITS COMMITTEES, MEETINGS, AND FUNCTIONS

The Board of Directors of the Company currently consists of five members. There are three independent members on the Board (Edward E. Williams, Katherine F. Franklin, and Richard F. Baalmann, Jr.), and two members who currently serve as executive officers of the Company (Walter P. Glazer, Jr. and Patrick J. Griffin).

During 2021, all directors attended 100% of all regular meetings of the Board of Directors and the committees on which they served. The Board of Directors had seven meetings and the independent directors held regular executive sessions in conjunction with four of the Board meetings. Mr. Williams serves as the Board’s Lead Independent Director, who chairs the executive sessions of the independent directors.

Stockholders may communicate directly with the Board of Directors in writing by sending a letter to the Board at: Escalade, Incorporated, 817 Maxwell Avenue, Evansville, Indiana 47711. All communications directed to the Board will be received and processed by the Company’s office of the Chief Financial Officer and will be transmitted to the Chairman of the Audit Committee without any editing or screening by such office.

Board Leadership Structure

The Board believes that the Company and our stockholders are best served by a Board that has the flexibility to establish a leadership structure that meets the Company’s needs at any particular point in time. Currently, Mr. Glazer, the Company’s Chief Executive Officer and President, is the Chairman of the Board, and Mr. Williams serves as the Lead Independent Director. The Board believes that this leadership structure is appropriate at this time given Mr. Glazer’s service as Chairman of the Board prior to becoming Escalade’s Chief Executive Officer and President and his ability to provide both strategic and operational leadership. The Board determined that Mr. Glazer’s Board leadership, coupled with strong oversight from our experienced Lead Independent Director and our other independent directors, well positions the Board to meet the challenges facing the Company and its management team and the expectations of our shareholders. Having an executive officer serve as the Chairman of the Board varies somewhat from past practices of the Company. The Board intends to monitor and evaluate the current Board leadership structure no less frequently than annually.

The independent directors meet in executive session on a regular basis, which sessions are chaired by the Lead Independent Director. Discussions of the specific topic(s) being considered in such executive sessions are typically led by the independent director who raises the topic.

Board Diversity

Escalade is committed to diversity and inclusion. The Board’s adoption of its board diversity policy in 2020 reflects that commitment. The below Board Diversity Matrix reports self-identified statistics for the Board in the format required by Nasdaq’s rules.

Board Diversity Matrix (as of March 1, 2022)
Total Number of Directors	5
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	3	0	1
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	3	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	1

Risk Oversight of the Company

The Audit Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the full Board by monitoring company processes for management’s identification and control of key business, financial and regulatory risks. The Audit Committee receives a report from management annually regarding the Company’s assessment of risks and meets in executive session with the Chief Financial Officer each quarter. In addition, the Audit Committee reports regularly to the full Board, which also considers the Company’s risk profile. The Audit Committee and the full Board focus on the most significant risks facing the Company and review the Company’s risk appetite. Management is responsible for the day-to-day risk management processes. The Company has structured the reporting relationship through the Chief Financial Officer who reports functionally to the Audit Committee. The Board believes this division of responsibilities is the most effective approach for addressing the risks facing the Company and the Board leadership structure supports this approach.

Code of Ethics

The Board of Directors has adopted the Escalade, Incorporated Code of Business Conduct and Ethics (“Code”) which may be found on the Company’s website at: www.escaladeinc.com/Code_of_Conduct.html. All employees, including executive officers, and directors of the Company are subject to compliance with the Code.

Committees

In 2021, the Company had two standing committees, the Audit Committee and the Compensation Committee, each composed entirely of independent directors. In 2022, the Board of Directors established a third standing committee, the Nominating and Corporate Governance Committee, also composed entirely of independent directors. Current committee assignments are detailed in the following table.

Name	Audit Committee (1)	Compensation Committee	Nominating & Corporate Governance Committee
Edward E. Williams	Member(1)	Chairman	Member
Katherine F. Franklin	Member	Member	Chairman
Richard F. Baalmann, Jr.	Chairman(1)	Member	Member

(1) Determined by the Board to be audit committee financial experts.

Audit Committee

The Audit Committee as a whole held four meetings in 2021. The Committee met with the independent auditors and management at the four meetings to review the interim financial information contained in each quarterly earnings announcement and the annual results. The main functions performed by the Audit Committee are to (1) review with the independent auditors their observations on internal controls of the Company and the competency of financial accounting personnel, (2) review with the Chief Financial Officer and independent auditors, the accounting for specific items or transactions as well as alternative accounting treatments and their effects on earnings, (3) engage the firm of independent certified public accountants to be hired by the Company and review that firm’s independence, and (4) approve all audit and non-audit services performed by the Company’s independent auditors. The Board of Directors has adopted a written charter for the Audit Committee which can be found on the Company’s website at: www.escaladeinc.com/Audit_Committee_Charter.pdf.

Compensation Committee

The Compensation Committee held four meetings in 2021 and held several informal sessions to review salaries and compensation levels within the Company. The Compensation Committee is also responsible for awards of stock options, restricted stock units, restricted stock and other equity incentives, whether granted under the Company’s 2017 Incentive Plan or otherwise. The Board of Directors has adopted a written charter for the Compensation Committee which can be found on the Company’s website at: www.escaladeinc.com/ESCA_Compensation_Committee_Charter.pdf.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee was recently established in 2022. The Nominating and Corporate Governance Committee initially is responsible for identifying and recommending candidates to serve on the Board of Directors and to review, modify, and develop the Company’s corporate governance policies as the Committee deems necessary or appropriate. The Board may assign other powers and responsibilities to the Nominating and Corporate Governance Committee as the role of this Committee is further defined. The Board of Directors intends to adopt a written charter for the Nominating and Corporate Governance Committee and will post that charter on the Company’s website promptly following adoption.

Director Compensation

During 2021, each non-employee director of Escalade, Incorporated received an annual retainer of $48,000. The Chairman of the Board received an additional annual fee of $60,000. Each member of the Audit Committee received an additional annual fee of $5,000, except for the Audit Committee Chairman who received $15,000. Each member of the Compensation Committee received an additional annual fee of $3,000, except for the Compensation Committee Chairman who received $15,000. From time to time, a committee may request that a director who is not a member of that committee participate in additional meetings held for special purposes. Under these circumstances the non-committee member director is compensated similarly to the committee member directors. In 2021, non-employee board members Messrs. Baalmann, Williams, Glazer and Franklin, each received 3,333 restricted stock units. Directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with attendance at Board and committee meetings.

Under the terms of the Escalade, Incorporated 2017 Incentive Plan, directors can elect to receive some or all of the fees earned in shares of the Company’s common stock. In 2021, there were 5,683 shares of common stock issued pursuant to the plan. In 2021, Director Glazer opted to receive 100% of the fees he was entitled to in the form of common stock. Directors Baalmann and Franklin received a combination of cash and common stock. Director Williams received his fees in cash.

2021 Director Compensation

The following table summarizes the compensation earned by or awarded to each non-employee director who served on the Board of Directors during 2021. Compensation paid for 2021 to Mr. Glazer in his capacity as the Company’s Interim Chief Executive Officer and President and to Mr. Griffin, the Company’s Vice President Corporate Development & Investor Relations is set forth in the “Executive Compensation - Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)(1)	Equity Awards ($) (2)(3)	All Other Compensation ($)	Total($)

Walter P. Glazer, Jr. (4)	108,000	69,126	0	177,126
Edward E. Williams	68,000	69,126	0	137,126
Richard F. Baalmann, Jr.	66,000	69,126	0	135,126
Katherine F. Franklin	56,000	69,126	0	125,126

(1)

This column includes the fair value of common stock issued in lieu of cash compensation pursuant to the Escalade, Incorporated 2017 Incentive Plan. For Director Glazer, all fees were paid in shares of common stock. For Director Williams, all fees were paid in cash. For Director Baalmann, $52,800 was paid in cash, and $13,200 was paid in shares of common stock. For Director Franklin, $42,000 was paid in cash, and $14,000 was paid in shares of common stock.

(2)

The amount recorded in this column is the compensation cost of restricted stock units granted by the Company during the fiscal year under ASC Topic 718, Stock Compensation. The fair value of each grant is estimated on the date of grant using the closing price of the Company’s common stock on the date of grant.

(3)	As of December 25, 2021, director Glazer and independent directors Williams and Baalmann had 5,833 restricted stock units. Independent director Franklin had 4,758 restricted stock units.
(4)

Mr. Glazer agreed to serve as the non-employee Interim Chief Executive Officer and President as of February 19, 2021. On January 1, 2022, Mr. Glazer commenced employment as the Company’s Chief Executive Officer and President.

2022 Director Compensation

In 2022, the Compensation Committee reviewed the compensation of the non-employee directors and recommended the annual retainer be set at $56,000. Each non-employee board member has received 5,000 restricted stock unit grants in 2022. The restricted stock units granted vest over two years (one-half one year from grant date and one-half two years from grant date), provided that the director is still with the Company. The Lead Independent Director will receive an additional annual fee of $20,000. Each member of the Nominating and Corporate Governance Committee will receive an additional annual fee of $3,000, except for the Nominating and Corporate Governance Committee Chairman, who will receive an additional annual fee of $15,000.

All other elements of compensation for the non-employee directors remain the same as in 2021. Commencing as of January 1, 2022, Mr. Glazer will not receive any additional fees for serving as a director or as Chairman of the Board while employed as the Company’s Chief Executive Officer and President.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter as adopted by the Board of Directors (“Board”), the Audit Committee of the Board (“Committee”) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Escalade. All of the Committee members are independent directors as defined under NASDAQ rules. During fiscal year 2021, the Committee met four times to discuss the interim financial information contained in each quarterly earnings announcement and the annual results with the Chief Financial Officer and independent auditors prior to public release.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence as required by the applicable requirements of the Public Company Accounting Oversight Board regarding BKD, LLP’s communications with the Audit Committee concerning independence, discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed and considered whether the provision of non-audit services by the Company’s auditors is consistent with the auditors’ independence. The Audit Committee has determined that the provisions of such services are consistent with the auditors’ independence. The Committee also discussed with management, and the independent auditors the quality and adequacy of Escalade’s internal controls. The Committee reviewed with the independent auditors their audit plan, audit scope and identification of audit risks.

The Committee discussed and reviewed with the independent auditors all communications required by auditing standards generally accepted in the United States of America, including those described in Auditing Standard No. 1301, as amended, “Communications with Audit Committees,” and, as adopted by the Public Company Accounting Oversight Board with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements.

The Committee reviewed the audited financial statements of Escalade as of and for the year ended December 25, 2021, with management and the independent auditors. Management has the responsibility for the preparation of financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that Escalade’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 25, 2021, for filing with the Securities and Exchange Commission.

Richard F. Baalmann, Jr., Chairman	Edward E. Williams	Katherine F. Franklin

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis (“CD&A”) as well as the accompanying tables set forth below. Based on that discussion, the Committee recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended December 25, 2021.

Edward E. Williams, Chairman	Richard F. Baalmann, Jr.	Katherine F. Franklin

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2021, all members of the Compensation Committee were independent directors and served the full year. No other director or executive officer of the Company serves on any board of directors or compensation committee of any entity that compensates any of Mr. Williams, Mr. Baalmann, and Ms. Franklin.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

This section discusses the material components of the executive compensation programs for the named executive officers. We qualify as a "smaller reporting company" as defined in SEC rules and are providing the scaled disclosures permitted by applicable SEC rules and regulations.

Compensation Philosophy

The Company’s philosophy in setting compensation policies for its named executive officers is to align pay with performance, while at the same time providing competitive compensation that allows the Company to retain and attract executive talent. The Compensation Committee, composed entirely of independent directors, establishes, approves and evaluates the Company’s compensation policies applicable to the named executive officers.

Throughout this proxy statement, all references to the “named executive officers” means Walter P. Glazer, Jr., Stephen R. Wawrin, Patrick J. Griffin and Scott J. Sincerbeaux, the individuals identified under “EXECUTIVE COMPENSATION – Summary Compensation Table.” Mr. Sincerbeaux served as the Company’s Chief Executive Officer and President until February of 2021, when he was succeeded by Walter P. Glazer, Jr. as Interim Chief Executive Officer and President for the remainder of 2021. For all of the 2021 fiscal year, Mr. Wawrin served as the Company’s Chief Financial Officer and Vice President Finance, and Mr. Griffin served as Vice President, Corporate Development and Investor Relations.

The Compensation Committee strongly believes that executive compensation should be directly linked to continuous improvements in corporate performance and increases in stockholder value. Consequently the Compensation Committee has adopted the following guidelines for use in evaluating executive compensation:

●	Provide a competitive total compensation package that enables the Company to attract and retain key executive talent;
●	Align all pay programs with the Company’s annual and long-term business strategies and objectives; and
●	Provide a mix of base and performance-leveraged variable compensation that directly links executive compensation to the performance of the Company and stockholder return.

Compensation Program; Mix of Pay Components

Consistent with the above philosophy, the Compensation Committee currently utilizes the following components of compensation for the Company’s named executive officers:

●	Base salary;
●	Annual incentive cash bonuses;
●	Long-term equity incentives, historically in the form of stock options and/or restricted stock units; and
●	Health, welfare and other benefits

Executive compensation is based on a pay-for-performance philosophy. Consequently, a significant portion of annual and long-term compensation for the named executive officers is at-risk. This provides additional upside potential and downside risk for the Company’s named executive officers, including the Chief Executive Officer and Chief Financial Officer, recognizing that the individuals serving in these roles have greater influence on the performance of the Company.

To ensure that the Company’s incentive programs for its executives do not provide incentives to take excessive risks that could have a material adverse impact on the Company, the Board of Directors adopted a Policy for Recovery of Incentive Compensation in February, 2014. Pursuant to the claw back rights established by that policy, the Company’s Compensation Committee has the right to recover from any director or officer receiving incentive-based compensation in excess of what would have been awarded or paid in certain events to the extent legally possible. If the Company’s financial statements are required to be restated due to material noncompliance with any financial reporting requirement under the federal securities laws (other than a restatement due to a change in accounting rules) and such restatement results in a restatement of the performance measures material to the award or that the Committee determines would have merited a lower payment based upon the restated financial results, then the Committee will recover the excess amount. The Committee also has the right to recover incentive-based compensation from any director or officer who engaged in misconduct while serving in such role. Misconduct includes: convictions or indictments for any felony or misdemeanor under the federal securities laws or involving moral turpitude; any fraud, embezzlement, theft, dishonesty, willful misconduct or gross negligence causing material harm to the Company; and any willful breach of the person’s duties or responsibilities or of any willful violation of Company policies or procedures that result in material harm to the Company. These claw back rights apply to the three-year period preceding the Board’s or Committee’s conclusion that a restatement of financial statements is required or the three-year period prior to the date of the misconduct. Each director and officer who receives incentive-based compensation is required to certify in writing that he or she agrees to comply with the Company’s claw back policy.

Other than employees working under a collective bargaining agreement, all employees of the Company, including the named executive officers, are employed at will.

The Role of the Compensation Committee and Method of Determining Amount of Total Compensation

The Compensation Committee is responsible for the approval and administration of compensation programs for the named executive officers. The Committee focuses on the attraction and retention of key executives and, when making decisions, considers the Company’s compensation philosophy, the achievement of business goals set by the Company, the competitive environment in which the Company competes for talent, how the Company is positioned for the future, and recommendations made by the Company’s Chief Executive Officer. While the Committee primarily focuses on compensation for the named executive officers, the Committee also reviews the compensation of certain other key employees, such as the subsidiary and division heads, and the appropriateness and fairness of the allocation of annual incentive compensation among the participants in such plans at the subsidiary level.

For 2021, the Committee reviewed all compensation components for the Company’s named executive officers and together with the Board of Directors, reviewed and evaluated the level of performance of the Company and of each executive officer, including the Chief Executive Officer and Chief Financial Officer, in order to determine current and future appropriate compensation levels. In addition, the Committee conducted an annual review of the Company’s compensation philosophy to ensure that it remains appropriate given the Company’s strategic objectives.

The Committee annually reviews the results of the non-binding advisory say-on-pay proposal and takes the results into consideration when making executive compensation decisions. The Committee believes that the consistently high level of stockholder approval in the annual say-on-pay vote, demonstrate alignment with stockholder interests.

Role of Executive Officers in Compensation Decisions

Consistent with the Committee’s past practices, Mr. Glazer, as the Company’s Chief Executive Officer, will make recommendations regarding the compensation for the Company’s Chief Financial Officer and the Vice President, Corporate Development and Investor Relations, but will not make recommendations for himself. Although the Committee considers recommendations by Mr. Glazer, the Committee retains full discretion to set all compensation for the Company’s named executive officers.

Base Salary

The Compensation Committee seeks to compensate the named executive officers competitively within the industry while at the same time designing compensation components that base a significant portion of total compensation on performance. In general, base salary levels are set at the beginning of each year at levels believed by the Compensation Committee to be sufficient to attract and retain qualified executives when considered with the other components of the Company's compensation structure. In establishing the base salaries, consideration is given to local market wage rates, cost of living adjustments, performance of the Company and the individual, and other factors, including any changes in level of responsibility. The Compensation Committee also subjectively reviews the individual performance of each named executive officer, based on the performance of the Company and the individual’s level of contribution towards that performance.

Accordingly, for fiscal 2021 the Compensation Committee established base salaries for the Company’s key executives with the intent to motivate performance by providing significant upside potential through incentive compensation and less on guaranteed compensation in the form of salaries. In establishing base salary levels for the named executive officers, the Compensation Committee reviews publicly available salary information of several similar sized public companies engaged in similar businesses in order to generally assess salary competitiveness. The Committee does not target any specific benchmark for base salary levels for Company’s named executive officers. The Compensation Committee considered the scope of and accountability associated with each executive officer’s position in addition to such factors as the performance and experience of each executive officer when setting base salary levels for fiscal 2022.

In 2021, the Compensation Committee set the base salaries for Mr. Glazer, the Company’s then-Interim Chief Executive Officer, Mr. Wawrin, the Company’s Chief Financial Officer and Mr. Griffin, Vice President, Corporate Development and Investor Relations, at $41,667 per month, $309,000 and $173,988 respectively.

On December 20, 2021, Mr. Glazer agreed to become employed as Escalade’s full-time Chief Executive Officer and President effective January 1, 2022. The Compensation Committee determined that his base salary would be $500,004 for fiscal year 2022. As provided in the offer letter of employment, the Compensation Committee also granted Mr. Glazer an inducement award of 54,152 restricted stock units as of January 1, 2022, valued at $900,000, which restricted stock units will vest one third on each of January 1, 2023, January 1, 2024, and January 1, 2025.

For 2022, the Compensation Committee has determined that the base salaries for Mr. Wawrin and Mr. Griffin will be $324,000 and $185,000 respectively.

Annual Cash Incentive Bonus

The Compensation Committee has established a profit incentive plan that provides for the payment of cash bonuses if certain performance targets are achieved. Under the plan, the Compensation Committee establishes target performance levels early in each fiscal year, subject to potential changes that the Committee may determine appropriate. The target bonuses for the Company’s named executives in fiscal year 2021 ranged from 130% to 100% of base salary. In conjunction with the completion of the Company’s annual audited financial statements, the bonus pool is finalized based on actual results achieved relative to the performance levels established by the Committee. Allocation of the bonus pool to individual executive officers is determined by the Compensation Committee based upon quantitative and qualitative assessments of the overall Company’s performance relative to the stated objectives, the Company’s strategic position, business unit performance, and the individual executive officer’s performance. The amount of the bonus pool allocated to the individuals participating in the profit incentive plan for fiscal year 2021 was based primarily upon their target percentages of Company and business unit revenues and profits. The Company’s claw back policy applies to all awards to officers under this plan.

For 2021, the business results exceeded the minimum threshold for generating a bonus pool. The Compensation Committee evaluated financial, strategic and operational objectives and accomplishments for Mr. Glazer and approved a performance bonus of $447,891. After consultation with Mr. Glazer, the Compensation Committee evaluated financial, strategic and operational objectives and accomplishments for the Chief Financial Officer and the Vice President, Corporate Development and Investor Relations. The Committee approved a performance bonus of $307,391 for Mr. Wawrin and $160,319 for Mr. Griffin. In February, 2021, the Compensation Committee approved the payment of $126,000 to Mr. Sincerbeaux, representing the amount of incentive compensation that the Committee determined was appropriate for the portion of fiscal year 2021 that he served as an executive officer.

Long Term Equity Incentives

Each year, the Compensation Committee determines the amount and character of any long term equity incentive grants to the Company’s executive officers and other eligible employees. The Committee considers equity grants to be an effective incentive to encourage stock ownership by officers and key employees increasing their proprietary interest in the success of the Company, while at the same time discouraging excessive risk through the implementation of the Company’s claw back policy. In March 2021, the Compensation Committee approved restricted stock units under the 2017 Incentive Plan for Mr. Wawrin and Mr. Griffin as part of the Compensation Committee’s annual consideration of appropriate incentive equity awards. The Company granted, as of March 4, 2021, 3,095 restricted stock units to Mr. Wawrin and 3,095 restricted stock units to Mr. Griffin. These restricted stock units granted vest over three years (one-third one year from grant date, one-third two years from grant date, and one-third three years from grant date), provided that the named executive is still employed by the Company on the vesting date.

On March 4, 2021, Mr. Sincerbeaux and the Company entered into a Waiver, Release, Non-Competition, Non-Solicitation and Non-Disclosure Agreement (the “Separation Agreement”). Pursuant to the Separation Agreement, the Company accelerated the vesting of 11,667 of Mr. Sincerbeaux’s unvested shares of restricted stock and accelerated the vesting and settlement of 15,223 of his unvested restricted stock units upon the execution of the Separation Agreement.

In March 2022, the Compensation Committee approved restricted stock units under the 2017 Incentive Plan for Mr. Glazer, Mr. Wawrin, and Mr. Griffin as part of the Compensation Committee’s annual consideration of appropriate incentive equity awards. The Company granted, as of March 2, 2022, 75,000 restricted stock units to Mr. Glazer, 7,500 restricted stock units to Mr. Wawrin and 5,000 restricted stock units to Mr. Griffin. The restricted stock units granted vest over three years (one-third one year from grant date, one-third two years from grant date, and one-third three years from grant date), provided that the named executive is still employed by the Company on the vesting date.

Health, Welfare and Other Benefits

The Company provides medical, life, 401(k) plan and similar benefits to all of its salaried employees, including the named executive officers. None of these benefits discriminate in scope, terms or operation in favor of the named executive officers.

Tax and Accounting Considerations

As necessary, the Compensation Committee reviews accounting and tax laws, rules and regulations that may affect the Company’s compensation plans. However, tax and accounting considerations have not significantly impacted the compensation programs offered to the Company’s executives. Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation for certain executive officers in excess of $1 million per year. Based on the Compensation Committee’s past compensation practices, the Committee does not currently believe that Section 162 (m) will adversely affect the Company's ability to obtain a tax deduction for compensation paid to its executive officers. Nonetheless, the Committee is not limited to paying compensation that is fully deductible and retains the flexibility to consider factors other than tax and accounting considerations in structuring compensation programs.

EXECUTIVE OFFICERS OF THE REGISTRANT

The table presented below lists the names and ages of all of the executive officers as of the date of this proxy statement, indicating all positions and offices held by each person.

Name	Age as of March 25, 2022	Offices and Positions Held	First Elected as an Executive Officer
Walter P. Glazer, Jr.	63	CEO and President	02/2021
Stephen R. Wawrin	48	V.P. Finance, CFO & Secretary	12/2014
Patrick J. Griffin	52	V.P., Corporate Development & Investor Relations	02/2011

Mr. Glazer joined the Company as a Director in 2015 and has served in that role since. On February 19, 2021, Mr. Glazer agreed to become Interim Chief Executive Officer and President. Effective January 1, 2022, Mr. Glazer became the full-time Chief Executive Officer and President. Mr. Glazer has been Founder and Chief Executive Officer of Speedball Art Products Company, a manufacturer and worldwide distributor of fine art materials since 1997.

Mr. Wawrin joined the Company as Corporate Controller in April 2005. Since 2008, Mr. Wawrin has served as Vice President–Finance and Administration for Escalade’s Sporting Goods business. Effective as of the first day of the Company’s 2015 fiscal year, Mr. Wawrin was promoted to become the Company’s Chief Financial Officer, Vice President Finance, and Secretary. Prior to joining Escalade, he practiced public accounting with BKD, LLP (1999–2005).

Mr. Griffin joined the Company in 2002. He was also employed with the Company from 1993 – 1995. Since 2002, Mr. Griffin has advanced in the organization, serving in successive product management roles at Escalade Sports until 2006, when he became Vice President Sales and Marketing for Martin Yale International. He was named President of Martin Yale Group in 2009. In August 2012, he accepted the position of Vice President, Corporate Development and Investor Relations of the Company.

All such persons have been elected to serve until the next annual election of officers, or until their earlier resignation or removal. As previously disclosed, and as mentioned under “ELECTION OF DIRECTORS” and “EXECUTIVE COMPENSATION – Potential Payments upon Termination or Change in Control.”

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation of the named executive officers of the Company for 2021 and 2020:

Name and Principal Position	Year	Salary ($)		Cash Bonus ($)	Stock Awards ($)	Option Awards ($)	Restricted Stock Awards ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)	(k)

Walter P. Glazer, Jr.	2021	416,670		-	-	-	69,126	(1)	447,891	-	31,000	964,687
Interim President & Chief Executive Officer

Scott J. Sincerbeaux	2021	435,373	(2)	-	-	-	-		126,000	-	20,765	582,138
Former President & Chief Executive Officer	2020	293,252		115,000			608,244		819,450	-	15,066	1,851,012

Stephen R. Wawrin	2021	308,202		-	-	-	64,190		307,391	-	18,545	698,328
Chief Financial Officer, Vice President Finance and Secretary	2020	265,735		25,000	-	-	85,250		499,500	-	13,333	888,818

Patrick J. Griffin	2021	174,172		-	-	-	64,190		160,319	-	11,095	409,776
Vice President, Corporate Development & Investor Relations	2020	175,909		15,000	-	-	23,250		242,150	-	10,759	467,068

(1) Restricted Stock awards issued to Mr. Glazer for fiscal year 2021 were for his service as a non-employee director of the Company.

(2) Mr. Sincerbeaux received his salary for the full 2021 fiscal year per the terms of his Executive Severance Agreement as described below under the heading “Potential Payments upon Termination or Change in Control.”

Column (c) - Salary

Amounts recorded in this column reflect the annual salary paid during the year noted in column (b). Mr. Sincerbeaux’s employment as the Company’s President and Chief Executive Officer commenced on April 27, 2020 and ended on February 19, 2021.

Column (d) – Cash Bonuses

Amounts recorded in this column reflect cash bonuses paid in addition to amounts paid in connection with the annual cash incentive program noted in column (h). See “CD&A – Annual Cash Incentive Bonus” for more information.

Column (e) – Stock Awards

Amounts recorded in this column reflect shares of stock paid as compensation.

Column (f) – Option Awards

The amount recorded in this column is the compensation cost granted by the Company during the fiscal year indicated in column (b) under ASC Topic 718, Stock Compensation.

Column (g) – Restricted Stock Awards

The amount recorded in this column is the compensation cost granted by the Company during the fiscal year indicated in column (b) under ASC Topic 718, Stock Compensation. The fair value of each grant is estimated on the date of grant using the closing price of the Company’s common stock on the date of grant if vesting is based solely on time. The fair value of restricted stock units granted is detailed below for the years associated with the costs recorded in the table:

	2021	2020
Weighted average market closing price on date of grant for restricted stock units where vesting is time based.	$20.74	$7.59
Weighted average market closing price on date of grant for restricted stock awards where vesting is time based.	-	$7.54

Column (h) – Non-Equity Incentive Plan Compensation

See “CD&A – Annual Cash Incentive Bonus” for a description of the Incentive Compensation Plan. Amounts shown for 2020 were paid to the named executive officers in February, 2021. Amounts shown for 2021 were paid to the named executive officers in February, 2022, except for the payment to Mr. Sincerbeaux, which was made to him upon his employment ending with the Company.

Column (i) - Change in Pension Value and Nonqualified Deferred Compensation Earnings

See “Nonqualified Deferred Compensation”.

Column (j) – All Other Compensation

All other compensation includes the following:

Name	401(k) Matching Contribution	Life Insurance and Supplemental Long Term Disability	Travel Reimbursements (1)	COBRA Premiums (2)	Total All Other Compensation

2021
Walter P. Glazer, Jr.	-	-	31,000	-	31,000
Scott J. Sincerbeaux	4,038	249	-	16,478	20,765
Stephen R. Wawrin	17,400	1,145	-	-	18,545
Patrick J. Griffin	10,450	645	-	-	11,095

2020
Scott J. Sincerbeaux	14,132	934	-	-	15,066
Stephen R. Wawrin	12,356	977	-	-	13,333
Patrick J. Griffin	10,112	647	-	-	10,759

(1)

The Company partially reimbursed Mr. Glazer for costs associated with his air travel and other expenses incurred in connection with commuting to and from Evansville while retaining his primary residence.

(2)

Per the terms of Mr. Sincerbeaux’s Executive Severance Agreement, the Company paid the employee share of health insurance premiums for Mr. Sincerbeaux and his family commencing as of March 1, 2021 in order to continue coverage under the provisions of the Consolidated Omnibus Reconciliation Act (“COBRA”).

Outstanding Equity Awards at Fiscal Year End

The following table outlines outstanding long-term equity-based incentive compensation awards for the Company’s named executive officers as of December 25, 2021.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (# ) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Share) (1)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($) (2)
Walter P. Glazer, Jr.	-	-	-	-	- 5,833	- 91,520
Scott J. Sincerbeaux	-	-	-	-	- -	- -
Stephen R. Wawrin	-	-	-	-	- 16,597	- 260,407
Patrick J. Griffin	-	-	-	-	- 7,763	- 121,801

(3)	The option exercise price is equal to the closing market price on the date the options were granted.
(4)	The amounts set forth in this column equal the number of unvested restricted stock units multiplied by the closing market price of the underlying common stock ($15.69) on December 25, 2021.
(5)	Restricted stock units held by Mr. Glazer as of December 25, 2021 were issued to him in his capacity as a non-employee director.

Nonqualified Deferred Compensation

The Company does not currently maintain any nonqualified deferred compensation plans.

Potential Payments upon Termination or Change in Control

Escalade and Mr. Sincerbeaux entered into an Executive Severance Agreement effective upon the commencement of his employment. Under the terms of the agreement, if Escalade would terminate Mr. Sincerbeaux’s employment without cause, or if Mr. Sincerbeaux would resign for good reason, then Mr. Sincerbeaux would receive a payment equal to one year of his base salary. In addition, Escalade would accelerate the vesting of his shares of restricted stock and restricted stock units, vesting one-third of all unvested shares and restricted stock units if the severance occurs less than two years after his employment commenced and vesting two-thirds of all unvested shares and restricted stock units if the severance occurs more than two years after his employment commenced. Mr. Sincerbeaux will also receive a proportionate amount of any incentive compensaion payable for the year in which such a severance would occur, determined at the end of such year if the incentive criteria are achieved. The agreement had an initial term ending December 31, 2022

On March 4, 2021, as contemplated by the Executive Severance Agreement effective as of April 27, 2020 between the Company and Mr. Sincerbeaux, Mr. Sincerbeaux and the Company entered into a Waiver, Release, Non-Competition, Non-Solicitation and Non-Disclosure Agreement (the “Separation Agreement”). The material terms of the Separation Agreement provide that: (a) the Company will pay Mr. Sincerbeaux an amount equal to his one year base salary in bi-weekly pro rata installments over a period of twelve months commencing as of the employment end date; (b) the Company accelerated the vesting of 11,667 of his unvested shares of restricted stock and accelerated the vesting and settlement of 15,223 of his unvested restricted stock units upon the execution of the Separation Agreement, and all other 23,333 unvested shares of restricted stock and 30,446 unvested restricted stock units were deemed terminated and forfeited as of the employment end date; (c) the Company will pay him incentive compensation for the portion of fiscal year 2021 prior to the employment end date in the amount of $126,000, less required withholdings, at the time that the Company makes the first bi-weekly base salary payment in accordance with clause (a) above, such 2021 incentive compensation payment to be the only such incentive compensation payment that Mr. Sincerbeaux will receive for fiscal year 2021; and (d) with respect to Mr. Sincerbeaux and his family members who were covered by the Company’s medical plan as of the employment end date, he and those family members shall be entitled to continue to participate in the Company’s medical plan in the same manner as then participating and the Company will pay the applicable premiums on his behalf for the twelve months following the employment end date and, after the expiration of such twelve months period, he will be responsible for all such premiums for any additional periods of time for which such health care benefits may continue to be available under the provisions of the Consolidated Omnibus Budget Reconciliation Act or any substantially equivalent successor law (“COBRA”). The Company previously paid to Mr. Sincerbeaux his base salary through the employment end date and his incentive compensation relating to the Company’s 2020 fiscal year. Additionally, Mr. Sincerbeaux agreed to certain covenants in favor of Escalade, including (x) a one year non-competition provision; and (y) Mr. Sincerbeaux and Escalade have mutually released the other from any potential claims, except as otherwise provided in the Agreement.

Other than the agreement with Mr. Sincerbeaux and other than benefits that are generally available to all other salaried employees of the Company, the named executive officers have no agreements that would provide them with any cash payments upon termination of employment with the Company.

Upon a change in control of the Company, as defined in the Escalade, Incorporated 2017 Incentive Plan (approved by the Company’s stockholders at the 2017 annual meeting), the vesting of all outstanding restricted stock unit awards would be accelerated if not assumed or substituted for by the resulting company. Based upon the closing stock price of the Company’s common stock as of December 25, 2021 ($15.69), Mr. Glazer, Mr. Wawrin, and Mr. Griffin would potentially receive value for unvested stock awards of approximately $473,728. Mr. Glazer’s awards have a value of $91,520, Mr. Wawrin’s awards have a value of $260,407, and Mr. Griffin’s awards have a value of $121,801. All restricted stock units expire on or before March 4, 2024. The potential value of unvested stock awards is computed as the closing stock price multiplied by the number of shares.

INDEPENDENT PUBLIC ACCOUNTING FIRM

The independent public accounting firm of BKD, LLP (the “Auditors”) was engaged by the Company’s Audit Committee to audit the Company’s consolidated financial statements for the year ended December 25, 2021. BKD, LLP has served as independent auditors for the Company since 1977. Audit services performed by BKD, LLP during the fiscal year most recently completed included examinations of the financial statements of the Company, services related to filings with the Securities and Exchange Commission and consultations on matters related to accounting. Representatives of BKD, LLP are expected to be present at the 2022 Annual Meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

PRINCIPAL ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed to Escalade, Incorporated for the fiscal years ended December 25, 2021 and December 26, 2020 by the Company’s principal accounting firm, BKD, LLP.

	2021	2020
Audit Fees	$379,355	$393,944
Audit-Related Fees	10,712	9,000
Tax Fees	--	--
All Other Fees	--	--
Total	$390,067	$402,944

Audit Fees. Fees for audit services consist of:

●	Audit of the Company’s annual financial statements.
●

Audit services associated with Rule 404 of the Sarbanes-Oxley Act of 2002, which requires the independent registered accounting firm to audit Management’s evaluation of internal controls over financial reporting as of the end of the fiscal year. The auditor’s unqualified opinion is contained in the 2020 Annual Report.

●	Reviews of the Company’s quarterly financial statements.
●	Statutory and regulatory audits, consents and other services related to SEC matters.

Audit-Related Fees. Fees for audit-related services consist of financial accounting and reporting consultation. The Company has not employed BKD, LLP for any audit-related services in 2021 or 2020 other than for the audit of the Company’s 401(k) Plan.

Tax Fees. Fees for tax services consist of professional services rendered by BKD, LLP related to corporate income tax return preparation, compliance and advice. The Company does not employ BKD, LLP to perform tax compliance services.

The Audit Committee is responsible for pre-approving all auditing services and permitted non-audit services to be performed by its independent auditors, except as described below. Pre-approval shall not be required for the provision of non-audit services if (1) the aggregate amount of all such non-audit services constitute no more than 5% of the total amount of revenues paid by the Company to the auditors during the fiscal year in which the non-audit services are provided, (2) such services were not recognized by the Company at the time of engagement to be non-audit services, and (3) such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit. No services were provided by BKD, LLP pursuant to these exceptions.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Audit Committee of the Board of Directors is charged with the responsibility to review and pre-approve all related party or affiliate transactions between the Company and its directors, executive officers, employees and/or their affiliates or in which any such persons directly or indirectly is interested or may benefit. The Company currently has no agreements, arrangements, transaction or similar relationship with any of its directors or executive officers.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than ten percent of a registered class of our stock, to file reports of ownership and changes in ownership with the SEC. The Company believes that, for the period from January 1, 2021 through December 31, 2021, its executive officers and directors complied with all filing requirements applicable to them with one exception. On February 23, 2022, the Company filed a late Form 5 on behalf of Ms. Franklin regarding two gifts of shares of Company common stock that she received during 2021.

OTHER SECURITIES FILINGS

The information contained in this Proxy Statement under the headings "Report of Compensation Committee” and “Report of the Audit Committee” are not, and should not be deemed to be, incorporated by reference into any prior filings by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 that purport to incorporate future filings or portions thereof by reference (including this proxy statement).

STOCKHOLDER PROPOSALS FOR THE 2023 ANNUAL MEETING

In order to be included in the Company’s proxy materials for the 2023 Annual Meeting of Stockholders, a stockholder proposal must be in writing and received by the Company’s Secretary at the principal executive offices in Evansville, Indiana by the close of business on November 25, 2022. Submission of a proposal before the deadline does not guarantee its inclusion in the proxy materials.

Under the Company’s Bylaws, director nominations and other business may be brought at an annual meeting of stockholders only by or at the direction of the Board of Directors or by a stockholder entitled to vote who has submitted a proposal in accordance with the requirements of the Company’s Bylaws as in effect from time to time. To be timely under the Bylaws as now in effect, a stockholder notice must be delivered or mailed to the Secretary at the principal executive offices not less than ninety (90) days prior to the first anniversary of the preceding year’s annual meeting of stockholders. Stockholder proposals for the 2023 Annual Meeting must be received by January 26, 2023. However, in the event that the date of the annual meeting is advanced more than thirty (30) days prior to such anniversary date or delayed more than sixty (60) days after such anniversary date, then to be timely such notice must be received no later than the later of ninety (90) days prior to the date of the meeting or the tenth day following the day on which public announcement of the date of the meeting was made. Please refer to the full text of the Company’s advance notice Bylaw provisions for additional information and requirements.

In addition, beginning with our 2023 Annual Meeting of Stockholders, we will be required under new SEC Rule 14a-19 to include on our proxy card all nominees for director for whom we have received notice under the rule. Such notice must be received no later than 60 calendar days prior to the anniversary of the previous year's annual meeting. For any such director nominee to be included on our proxy card for the 2023 Annual Meeting, the Company’s Secretary must receive notice under SEC Rule 14a-19 no later than February 25, 2023. Please note that the notice requirement under SEC Rule 14a-19 is in addition to the applicable notice requirements under the advance notice provisions of our Bylaws described above.

OTHER BUSINESS

The Company is not aware of any matters that will be presented at the 2022 Annual Meeting other than the election of directors, ratification of auditors, and approval, by non-binding vote, of the compensation of the Company’s named executive officers. No other matters have been presented to the Company in accordance with the Company’s Bylaws. However, if any other proposal that requires a vote would be properly presented at the 2022 Annual Meeting, the persons named in the Company’s proxy for the 2022 Annual Meeting will be allowed to exercise their discretionary authority to vote upon such proposal without the matter having been discussed in this proxy statement. Only such proposals as are (1) required by Securities and Exchange Commission Rules, and are (2) permissible stockholder motions under the General Corporation Law of the State of Indiana and the Company’s Bylaws will be included on the Company’s annual meeting docket. If any matters properly come before the 2022 Annual Meeting, it is intended that the persons named in the accompanying Proxy will vote thereon according to their best judgment and interest of the Company.

By order of the Board of Directors

/s/ Stephen R. Wawrin

VP Finance, CFO & Secretary

ESCALADE, INCORPORATED
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01) Walter P. Glazer, Jr. 02) Katherine F. Franklin 03) Edward E. Williams 04) Richard F. Baalmann, Jr 05) Patrick J. Griffin
06) Anita Sehgal

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Ratify the appointment of BKD, LLP, as the independent registered public accounting firm for Escalade, Incorporated for 2022.	☐	☐	☐
3. To approve, by non-binding vote, the compensation of our named executive officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000544657_1 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com

ESCALADE, INCORPORATED
Annual Meeting of Stockholders
April 26, 2022
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Walter P. Glazer, Jr. and Edward E. Williams, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Escalade, Incorporated Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held April 26, 2022, or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

0000544657_2 R1.0.0.24

Continued and to be signed on reverse side